AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                      OF
                               ACXIOM CORPORATION


         Acxiom Corporation (the "Corporation") acting pursuant to Sections 245 and 242 of the General Corporation Law of the State of Delaware, hereby adopts the following Amended and Restated Certificate of Incorporation. The following Amended and Restated Certificate of Incorporation amends, restates, integrates, and supersedes, in its entirety, the Amended and Restated Certificate of Incorporation of Acxiom Corporation originally filed with the Delaware Secretary of State on December 15, 1994. The original Certificate of Incorporation was incorporated under the name of CCX NETWORK, INC. on September 28, 1983.

          FIRST:  NAME.  The name of the Corporation is:

                               ACXIOM CORPORATION

          SECOND: REGISTERED AGENT AND OFFICE. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of Newcastle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

          THIRD: PURPOSES. The purpose or purposes for which the Corporation is organized are:

          (a) To own, operate, sell, lease and otherwise deal in goods and services related to data processing, letter services, electronic computer operations, business machines, forms and procedures; to buy, rent, sell, lease and otherwise deal in computers.

          (b) To borrow money in such amount, for such times and upon such terms and conditions as is deemed wise and expedient; from time to time to draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable and transferable instruments, and evidences, as well as to secure the same by mortgages, pledge, deed of trust, or otherwise.

          (c) To have one or more offices, to carry on all or any of its operations and business, and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, lease, convey or otherwise dispose of real and personal property of every class and description.

          (d) To enter into, make and perform contracts of any and every kind with any person, firm, corporation, association, partnership or body politic.

          (e) To own, purchase, lease, or otherwise acquire lands and real estate, and to sell and develop lands and real estate, and to equip and operate buildings and structures of every kind and character for the manufacturing, storing and protection of goods and properties of every character and kind.

          (f) To conduct, promote or engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: AUTHORIZED SHARES. The total number of shares of stock which the Corporation shall have authority to issue is:

                  Sixty million (60,000,000) shares of Common
                  Stock, ten cents ($.10) Par Value per common share. One million (1,000,000) shares of Preferred Stock, one dollar ($1.00) Par Value per preferred share. The Board of Directors of the Corporation is authorized to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

          FIFTH: DURATION. The Corporation is to have perpetual existence.

          SIXTH:  DIRECTORS.

          (a) Number, Election and Terms of Directors. The number of directors shall be not less than three (3) nor more than fifteen (15) persons. The exact number of directors of the Corporation shall be fixed from time to time by the Board of Directors. The directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1991, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1992, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1993, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

          (b) Manner of Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          (c) Stockholder Nomination of Director Candidates and Advance Notice of Matters to Be Brought Before an Annual Meeting. Advance notice of nominations by stockholders of persons for election to the Board of Directors and advance notice of matters to be brought before an annual meeting by shareholders shall be given in the manner provided in the Bylaws.

           (d) Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the proceeding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

           (e) Removal of Directors. No director shall be removed from the Board of Directors by action of the stockholders of the Corporation during his appointed term other than for cause. For purposes hereof, cause shall mean final conviction of a felony, unsound mind, adjudication of bankruptcy, nonacceptance of office, or conduct prejudicial to the interest of the Corporation.

           (f) Scope. The provisions of this Article shall apply only to the holders of Common Stock. Accordingly, this Article shall in no way limit or restrict the authority of the Board of Directors to fix the designation, power, preferences and rights of shares of Preferred Stock and the qualifications, limitations and restrictions thereof.

           SEVENTH:  MEETINGS OF HOLDERS OF COMMON STOCK AND
     ACTION BY HOLDERS OF COMMON STOCK WITHOUT A MEETING.

           (a)  Place of Meetings.  Meetings of holders of Common
     Stock may be held within or without the State of Delaware, as the Bylaws may provide.

           (b) Special Meetings. Special meetings of the holders of Common Stock may be called by such person or persons as may be authorized by the Bylaws.

           (c) Stockholder Action. Any action required or permitted by the General Corporation Law of the State of Delaware to be taken at a meeting of holders of Common Stock may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the holders of Common Stock entitled to vote with respect to the subject matter thereof. The consents signed under this provision, taken together, shall have the same force and effect as a unanimous vote of the holders of Common Stock.

            EIGHTH: LOCATION OF BOOKS AND RECORDS. The books and records of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

            NINTH: BYLAWS. The Board of Directors shall have power to make, alter, amend and repeal the Bylaws, except so far as Bylaws adopted by the holders of Common Stock shall otherwise provide. Notwithstanding the foregoing, Bylaw provisions relating to informal action by holders of Common Stock without a meeting, nomination of director candidates by holders of Common Stock, notice of matters to be brought before an annual meeting by holders of Common Stock, the number, election and terms of directors elected by holders of Common Stock, the removal of directors elected by holders of Common Stock, the filling of vacancies on the Board of Directors created by an increase in the number of directors or by the death, resignation, removal or disqualification of directors elected by the holders of Common Stock, and the manner of calling and persons authorized to call special meetings of holders of Common Stock shall not be altered, amended or repealed, and no provisions inconsistent therewith shall be adopted, without (i) the approval of a majority of the Disinterested Directors, as defined in Article ELEVENTH hereof, or (ii) the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of Common Stock.

            TENTH:  FAIR PRICE PROVISION.

            (a)  Vote Required for Certain Business Combinations.

             1. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided in Section (b) of this Article,

             (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

              (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more; or

               (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

               (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

               (E) the adoption of any plan of share exchange between the Corporation or any Subsidiary with any Interested Stockholder or any other person which is, or after such share exchange would be, an Affiliate of any Interested Stockholder; or

               (F) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary (as hereinafter defined) or the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

     shall require the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of Common Stock. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

           2. Definition of "Business Combination". The term "Business Combination" used in this Article shall mean any transaction which is referred to in any one or more of clauses (A) through (F) of Paragraph 1 of this Section (a).

          (b) When Higher Vote is Not Required. The provisions of Section (a) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Amended and Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

           1.   Approval by Disinterested Directors.  The
     Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

           2. Price and Procedure Requirements. All of the following conditions shall have been met:

                 (A) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                      (i)  (if applicable) the highest per share
     price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it
     (a) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (b) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                      (ii)  the Fair Market Value per share of
     Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested
     Stockholder (such latter date is referred to in this Article as the "Determination Date"), whichever is higher.

          (B) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph 2(B) shall be required to be met with respect to every class of outstanding stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of stock):

                  (i)  (if applicable) the highest per share
     price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of stock acquired by it (a) within the two-year period immediately prior to the Announcement Date or (b) in the transaction in which it became an Interested Stockholder, whichever is higher;

                 (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation; and

                (iii)  the Fair Market Value per share of such
     class of stock on the Announcement Date or on the Determination Date, whichever is higher.

           (C) The consideration to be received by holders of a particular class of outstanding stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of stock. If the Interested Stockholder has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class of stock previously acquired by it. The price determined in accordance with paragraph 2(A) and 2(B) of this Section (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

           (D) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (ii) there shall have been
     (a) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Common Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

          (E) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary whether in anticipation of or in connection with such Business Combination or otherwise.

          (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          (c)  Certain Definitions.  For the purpose of this
     Article:

                    1.   A "person" shall mean any individual,
     firm, corporation or other entity.

                    2.   "Interested Stockholder" shall mean any
     person (other than the Corporation or any Subsidiary) who or which:

                          (A)  is the beneficial owner, directly
     or indirectly, of 5% or more of the voting power of the outstanding Common Stock; or

                          (B)  is an Affiliate of the Corporation
     and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Common Stock; or

                          (C)  is an assignee of or has otherwise
     succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

          3. A person shall be a "beneficial owner" of any Common Stock:

              (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

              (B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

              (C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

          4. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph 2 of this Section (c), the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 3 of this Section (c) but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

           5. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities
     Exchange Act of 1934, as in effect on January 1, 1990.

           6. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

           7. "Equity Security" shall have the meaning ascribed to such term in Section 3(A)(11) of the Securities Exchange
     Act of 1934, as in effect on January 1, 1990.

           8. "Fair Market Value" means: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

          9. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this Section (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

          10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs 2(A) and (B) of section (b) of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding stock retained by the holders of such shares.

                (d)  Powers of the Board of Directors.  A
     majority of the Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Stockholder, (2) the number of shares of Common Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article.

            (e)  No Effect on Fiduciary Obligations of Interested
     Shareholders. Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

            ELEVENTH: STOCKHOLDER VOTE ON EXTRAORDINARY MATTERS. Any merger or consolidation of the Corporation with any other person, any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation of its property or assets, and any dissolution or liquidation of the Corporation or revocation thereof that the General Corporation Law of the State of Delaware requires be approved by the holders of Common Stock must be approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of Common Stock.

            TWELFTH: LIMITATION OF DIRECTOR LIABILITY. (a) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

             (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

           THIRTEENTH: INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. Any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation, if, as and to the extent authorized by the laws of the State of Delaware, against expenses (including the attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, in connection with the defense or settlement of such action, suit, investigation or proceeding. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          FOURTEENTH: AMENDMENTS. From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted by the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the outstanding stock of the Corporation entitled to vote thereon; provided, however, the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of Common Stock shall be required to alter, amend, repeal, or adopt any provision inconsistent with Articles SIXTH, SEVENTH, NINTH, TENTH and FOURTEENTH hereof.

          The above Amended and Restated Certificate of Incorporation was adopted and approved by the Board of Directors of the Corporation on the 24th day of May, 1995 and by the stockholders of the Corporation, in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware, this 2nd day of August, 1995.



                                    /s/  Charles D. Morgan, Jr.
                                    -----------------------------
                                    Charles D. Morgan, Jr.,
                                    Chairman of the Board, CEO
                                    and President
     ATTEST:


     /s/ Catherine L. Hughes
     ------------------------------
     Catherine L. Hughes, Secretary




                                        ACKNOWLEDGMENT

     STATE OF ARKANSAS        )
                              ) ss.
     COUNTY OF FAULKNER       )


          BE IT REMEMBERED that on this 2nd day of August, 1995, personally came before me, a Notary Public for the State and county aforesaid, Charles D. Morgan, Jr., as Chairman, CEO and President and Catherine L. Hughes, as Secretary, respectively, of Acxiom Corporation, known to me personally to be such, and acknowledged the said Amended and Restated Certificate of Incorporation to be their act and deed and that the facts stated therein are true and correct.

           GIVEN under my hand and seal of office the day and year aforesaid.

                                        /s/ Sharon Tackett
                                       -----------------------
                                       Notary Public

     My Commission Expires:  4/3/2000